Exhibit 99.1

Century Reports Second Quarter 2012 Results
MONTEREY, CA -- (MARKET WIRE) -- 07/24/12 -- Century Aluminum Company (NASDAQ: CENX) reported a net loss of $12.3 million ($0.14 per basic and diluted common share) for the second quarter of 2012. Financial results were positively impacted by an unrealized net gain on forward contracts of $1.8 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included a $5.4 million charge for lower of cost or market inventory adjustments.
For the second quarter of 2011, Century reported net income of $24.0 million ($0.24 per basic and diluted common share). Financial results were negatively impacted by a $7.7 million charge related to the contractual impact of certain changes in the company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable, reflecting the fact that the matter had entered litigation; an unrealized net loss on forward contracts of $1.5 million, primarily related to the mark to market of aluminum price protection options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased quarterly results by $8.9 million with an associated discrete tax benefit of $2.1 million.

Sales for the second quarter of 2012 were $323.6 million, compared with $366.3 million for the second quarter of 2011. Shipments of primary aluminum for the 2012 second quarter were 160,828 tonnes, compared with 151,483 tonnes shipped in the year-ago quarter.

For the first half of 2012, the company reported a net loss of $16.7 million ($0.19 per basic and diluted share). First half results were negatively impacted by an unrealized net loss on forward contracts of $3.2 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the first half included an $11.6 million benefit for lower of cost or market inventory adjustments.

This result compares to net income of $49.0 million ($0.48 per basic and diluted share) for the first half of 2011. Results for the prior six-month period were negatively impacted by a $7.7 million charge related to the contractual impact of the changes in the company's Board of Directors and the executive management team; a charge of $2.9 million related to an insurance receivable; an unrealized net loss on forward contracts of $6.2 million, primarily related to the marking to market of aluminum price protection options; and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased first half results by $18.3 million with an associated discrete tax benefit of $4.2 million. Cost of sales for the first six months of 2011 included an $8.6 million charge related to the restart of a curtailed potline at the Hawesville, Ky. smelter.

Sales in the first six months of 2012 were $649.8 million compared with $692.6 million in the same period of 2011. Shipments of primary aluminum for the first six months of 2012 were 320,795 tonnes compared with 295,661 tonnes for the comparable 2011 period.

“We have witnessed a weakening of global economic conditions and sentiment during the past several months,” commented Michael Bless, President and Chief Executive Officer. “The sovereign and banking crisis in the Eurozone, coupled with a deceleration of growth in China and other emerging economies, has weighed on prices of commodities and similar assets. Though we have yet to see any meaningful deterioration in our U.S. customer markets, we are closely watching the situation. Within this present weak environment, we continue to believe the fundamentals of the aluminum sector foreshadow more favorable conditions over the longer term.”

“At Century we are planning for the longer term, while continuing to manage the business carefully during these uncertain times,” continued Mr. Bless. “Our acquisition of the carbon anode production facility in Vlissingen, the Netherlands is based upon an objective of long-term security of quality supply of this strategic raw material; in addition, the investment carries a favorable financial return. That said, we will carefully manage the capital improvement program, and easily can defer this process should global conditions warrant. We had a strong quarter at our existing operations. Safety performance was generally very good across the company. Cost reduction activities continue to show tangible results; cash operating costs have fallen meaningfully since the third quarter of 2011. We are continuing in our aggressive efforts to secure electric power arrangements which will provide for the long-term competitiveness of our U.S. plants. This process has yielded good results at Mt. Holly and continues in earnest at Hawesville. We have maintained our determined efforts to restart our Ravenswood plant, and are now in detailed discussions with the Public Service Commission and other key constituencies regarding an enabling power contract. We believe restarting the plant will be an attractive investment for our shareholders.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, Calif. More information can be found at www.centuryaluminum.com.
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Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.
Contacts:

Lindsey Berryhill (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants; and our ability to successfully progress the potential restart of our Ravenswood smelter and our Vlissingen carbon anode production facility. Forward-looking statements in this press release include, without limitation, statements regarding future aluminum sector conditions, including future industry production capacity; our ability to successfully progress the potential restart of our Ravenswood smelter; and our ability to successfully progress the potential restart of our Vlissingen carbon anode production facility and the anticipated financial return of the project. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Company
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
NET SALES:
Third-party customers	$184,022	$207,091	$372,861	$395,403
Related parties	139,597	159,186	276,948	297,211
	323,619	366,277	649,809	692,614
Cost of goods sold	317,662	316,763	623,260	600,784
Gross profit	5,957	49,514	26,549	91,830
Other operating expense (income) – net	3,817	(5,205)	7,538	(11,089)
Selling, general and administrative expenses	7,151	18,557	15,610	29,166
Operating income (loss)	(5,011)	36,162	3,401	73,753
Interest expense - third party - net	(5,833)	(6,321)	(11,673)	(12,943)
Interest income – related parties	2	70	62	183
Net gain (loss) on forward contracts	1,450	(1,617)	(3,709)	(6,426)
Other income (expense) - net	161	(1,132)	467	(455)
Income (loss) before income taxes and equity in earnings of joint ventures	(9,231)	27,162	(11,452)	54,112
Income tax expense	(3,395)	(3,636)	(6,216)	(6,759)
Income (loss) before equity in earnings of joint ventures	(12,626)	23,526	(17,668)	47,353
Equity in earnings of joint ventures	349	460	990	1,679
Net income (loss)	$(12,277)	$23,986	$(16,678)	$49,032
Net income (loss) allocated to common shareholders	$(12,277)	$22,061	$(16,678)	$45,066
EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.14)	$0.24	$(0.19)	$0.48
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,452	93,105	88,589	93,036
Diluted	88,452	93,567	88,589	93,432

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$156,512	$183,401
Accounts receivable — net	71,936	47,647
Due from affiliates	34,671	44,665
Inventories	158,538	171,961
Prepaid and other current assets	43,131	40,646
Total current assets	464,788	488,320
Property, plant and equipment — net	1,208,029	1,218,225
Other assets	106,284	104,549
TOTAL	$1,779,101	$1,811,094

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$70,360	$86,172
Due to affiliates	43,055	41,904
Accrued and other current liabilities	44,716	40,776
Accrued employee benefits costs — current portion	16,107	16,698
Industrial revenue bonds	7,815	7,815
Total current liabilities	182,053	193,365

Senior notes payable	250,036	249,512
Accrued pension benefits costs — less current portion	67,762	70,899
Accrued postretirement benefits costs — less current portion	128,429	128,078
Other liabilities	39,690	40,005
Deferred taxes	90,832	90,958
Total noncurrent liabilities	576,749	579,452

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,623 and 80,718 issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,253,570 issued and 88,467,049 outstanding at June 30, 2012; 93,230,848 issued and 88,844,327 outstanding at December 31, 2011)	933	932
Additional paid-in capital	2,507,053	2,506,842
Treasury stock, at cost	(49,924)	(45,891)
Accumulated other comprehensive loss	(132,067)	(134,588)
Accumulated deficit	(1,305,697)	(1,289,019)
Total shareholders’ equity	1,020,299	1,038,277
TOTAL	$1,779,101	$1,811,094

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(16,678)	$49,032
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized net loss on forward contracts	3,177	6,170
Accrued and other plant curtailment costs — net	2,781	(16,592)
Lower of cost or market inventory adjustment	(11,617)	(16)
Depreciation and amortization	31,288	31,064
Debt discount amortization	523	1,355
Pension and other postretirement benefits	(260)	(28,608)
Stock-based compensation	212	2,501
Non-cash loss on early extinguishment of debt	—	763
Undistributed earnings of joint ventures	(990)	(1,679)
Change in operating assets and liabilities:
Accounts receivable — net	(24,289)	(10,935)
Due from affiliates	5,401	11,265
Inventories	25,040	(31,464)
Prepaid and other current assets	(3,877)	(28,991)
Accounts payable, trade	(15,931)	(1,202)
Due to affiliates	1,151	(5,834)
Accrued and other current liabilities	1,750	7,575
Other — net	704	(539)
Net cash used in operating activities	(1,615)	(16,135)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(6,165)	(7,353)
Nordural expansion	(3,586)	(7,968)
Purchase of carbon anode assets	(14,524)	—
Investments in and advances to joint ventures	(200)	—
Payments received on advances from joint ventures	3,166	3,056
Proceeds from the sale of property, plant and equipment	68	56
Restricted and other cash deposits	—	3,673
Net cash used in investing activities	(21,241)	(8,536)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	—	(47,067)
Repayment of contingent obligation	—	(189)
Borrowings under revolving credit facility	18,076	—
Repayments under revolving credit facility	(18,076)	—
Repurchase of common stock	(4,033)	—
Issuance of common stock – net	—	32
Net cash used in financing activities	(4,033)	(47,224)
CHANGE IN CASH AND CASH EQUIVALENTS	(26,889)	(71,895)
Cash and cash equivalents, beginning of the period	183,401	304,296
Cash and cash equivalents, end of the period	$156,512	$232,401

Century Aluminum Company
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2012
2nd Quarter	93,831	206,862	$1.05	66,997	147,704	$105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Year to Date	187,918	414,288	$1.05	132,877	292,944	$212,172
2011
2nd Quarter	84,509	186,310	$1.26	66,974	147,652	$132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432	117,658
Year to Date	164,988	363,736	$1.22	130,673	288,084	$249,771

(1)	Does not include toll shipments from Nordural Grundartangi.